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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Number 333-39050


                               RESOURCEPHOENIX.COM

                            PROSPECTUS SUPPLEMENT # 2
                    (To Prospectus Dated August 25, 2000 and
                 Prospectus Supplement dated September 13, 2000)

     This Prospectus Supplement supplements the Prospectus dated August 25, 2000 and the Prospectus Supplement dated September 13, 2000 of ReSourcePhoenix.com, relating to the resale by Torneaux Ltd. of up to 8,800,000 shares of ReSourcePhoenix.com's Class A common stock, par value $0.001 per share. This Prospectus Supplement should be read in conjunction with the Prospectus and this Prospectus Supplement is qualified by reference to the Prospectus.

RECENT DEVELOPMENTS

     On September 29, 2000, at a special meeting of stockholders, ReSourcePhoenix.com obtained the requisite stockholder approval to approve:

     o an amendment to ReSourcePhoenix.com's Amended & Restated Certificate of Incorporation that increased the authorized number of shares of Class A common stock from 27,800,000 to 37,800,000 shares; and

     o the issuance and sale of up to 7,000,000 shares of Class A common stock to Torneaux Ltd. pursuant to a common stock purchase agreement, and the issuance and sale of up to 1,800,000 shares of Class A common stock to Torneaux Ltd. pursuant to warrants.


           The date of this Prospectus Supplement is October 4, 2000.